Exhibit 3.2

U.S. RESTAURANT PROPERTIES, INC.

ARTICLES OF AMENDMENT

TO

ARTICLES SUPPLEMENTARY CLASSIFYING AND

DESIGNATING A SERIES OF PREFERRED STOCK AS

SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

U.S. Restaurant Properties, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation desires to amend its Articles Supplementary designating a series of Preferred Stock as Series A Cumulative Convertible Preferred Stock (the “Articles Supplementary”) as currently in effect as herein provided.

SECOND: The Articles Supplementary are hereby amended to read as follows:

Section 1 of the Articles Supplementary is hereby amended in its entirety to read as follows:

Section 1. Number of Shares and Designation. This series of Preferred Stock shall be designated as Series A Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”) and the number of shares which shall constitute such series shall be 8,000,000 shares, par value $0.001 per share.

THIRD: The foregoing amendment to the Articles Supplementary has been unanimously approved by the Board of Directors of the Corporation and the amendment is limited to a change expressly authorized by Section 2-105(a)(12) of the Maryland General Corporation Law.

FOURTH: The foregoing amendment does not increase any class of the Corporation’s authorized capital stock.

IN WITNESS WHEREOF, U.S. Restaurant Properties, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and witnessed by its Secretary on February 16, 2005.

WITNESS:	U.S. RESTAURANT PROPERTIES, INC.

/s/ Stacy M. Riffe	By:	/s/ Robert J. Stetson

Stacy M. Riffe, Secretary		Robert J. Stetson, President and Chief Executive Officer

THE UNDERSIGNED, President and Chief Executive Officer of U.S. Restaurant Properties, Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Robert J. Stetson
Robert J. Stetson, President and Chief Executive Officer

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